Exhibit 99.3

Operations Summary

CONSOL Energy’s third quarter 2017 financial results were inline with the third quarter 2017 estimates provided in the information statement filed on Form 10, that became effective on November 3, 2017.

Pennsylvania (PA) Mining Operations Division:

The third quarter of 2017 was a challenging quarter for CONSOL Energy on the operational front, and it significantly impacted our ability to deliver normal production volumes at the Pennsylvania Mining Complex (PAMC). In the month of July, our production was limited by geological issues at the Enlow Fork mine, which we previously disclosed. On a positive note, our operational team was largely able to make up for the lost July production by delivering record production in August, as the PAMC achieved its highest-ever monthly coal production. However, this was followed by an unanticipated permit delay at one of our Bailey longwalls, which essentially reduced our productive capacity by 20% for the month of September. Despite all of these challenges, PAMC produced 6.1 million tons of coal during the third quarter, compared to 6.2 million tons in the year-ago quarter. We also sold 6.3 million tons of coal during the third quarter of 2017, compared to 6.0 million tons during the year-ago period.

On the pricing front, our average revenue per ton was mostly in line with the year-ago period, $44.16 per ton for the third quarter 2017, compared to $44.30 per ton for the year-ago period, as improved pricing for our export shipments was offset by lower pricing for our domestic shipments, and a smaller portion of our production was sold into the domestic market. Domestic realizations were impacted by lower demand due to milder summer weather and lower power prices in our domestic market areas versus the year-ago quarter, which reduced realizations under our netback contracts and caused us to ship a greater portion of our production into the export thermal market rather than the domestic thermal market. Export shipments accounted for approximately 33% of our total sales volume during the third quarter, and pricing for our export shipments, though much improved versus last year, still averaged below pricing for our domestic shipments.

Our total cost of coal sold increased to $197 million during the third quarter 2017, compared to $176 million during the year-ago period, driven primarily by one month of idle time at one Bailey longwall and by higher-than-expected costs at Enlow Fork. The average cost of coal sold in the quarter increased by 4.3% to $37.32 per ton, compared to $35.79 per ton in the year-ago quarter.

Other Division:

Other includes revenue and expenses from various corporate and diversified business activities that are not allocated to the PAMC division. The diversified business activities include coal terminal operations, closed and idle mine activities, selling, general and administrative activities, and income taxes, as well as various other non-operated activities, none of which are individually significant to the Company.

Our CONSOL Marine Terminal benefited from higher international demand during the current quarter. As such, throughput tons increased three times compared to the year-ago period, to 3.5 million tons for the third quarter 2017, compared to 1.1 million tons in the year-ago period. CONSOL Marine Terminal sales were $15 million for the third quarter 2017, compared to $5 million in the year-ago period, as a result of increased throughput tons. Operating costs at the CONSOL Marine Terminal increased modestly to $6 million dollars for the third quarter 2017, compared to $5 million for the year-ago period.

Selling, General and Administrative Costs:

Selling, General and Administrative costs increase in a period-to-period comparison to $21 million during the third quarter 2017, compared to $12 million during the year-ago period. The increase is primarily driven by an increases in long term incentive compensation recognized in relation to award modifications due to organizational restructuring, increases in portion of the general and administrative expenses allocated from CNX Resource Corporation, former Parent of the company and increase in short term incentive compensation paid to employees based on the results of operations archived at our mines.

CONSOL ENERGY INC.

COMBINED STATEMENTS OF INCOME

(Dollars in Thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue and Other Income:
Coal Sales	$279,245	$267,685	$899,400	$744,411
Other Outside Sales	15,065	4,549	42,806	20,316
Freight Revenue	21,803	9,392	51,847	33,949
Miscellaneous Other Income	19,713	13,569	52,508	49,702
(Loss) Gain on Sale of Assets	(513)	194	13,024	4,099

Total Revenue and Other Income	335,313	295,389	1,059,585	852,477
Costs and Expenses:
Operating and Other Costs	229,527	215,824	682,403	623,270
Depreciation, Depletion and Amortization	46,653	49,850	124,914	127,826
Freight Expense	21,803	9,392	51,847	33,949
Selling, General and Administrative Costs	21,180	12,157	58,597	30,177
Interest Expense	3,862	3,481	11,828	9,978

Total Costs and Expenses	323,025	290,704	929,589	825,200

Earnings Before Income Tax	12,288	4,685	129,996	27,277
Income Tax Expense	3,770	4,436	22,787	4,243

Net Income	8,518	249	107,209	23,034
Less: Net Income Attributable to Noncontrolling Interest	790	2,248	10,567	4,541

Net Income (Loss) Attributable to CONSOL Energy Inc. Shareholder	$7,728	$(1,999)	$96,642	$18,493

Reconciliation of Non-GAAP Financial Measures

CONSOL Energy’s management believes that each of these non-GAAP financial measures provide meaningful supplemental information that enhances management’s, investors’ and prospective lenders’ ability to evaluate the Company’s operating results and ability to repay its obligations. However, these non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for any other performance measure determined in accordance with GAAP. Readers are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, including that other companies may calculate similar non-GAAP financial measures differently than as defined in these materials, limiting their usefulness as a comparative tool. CONSOL Energy compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures. CONSOL Energy further compensates for the limitations of its use of non-GAAP financial measures by presenting comparable GAAP measures. Readers are encouraged to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures contained herein.

EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below.

Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are widely used to evaluate a company’s operating performance. The Company excludes stock-based compensation from Adjusted EBITDA because it does not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBITDA or Adjusted EBITDA uniformly, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBITDA and Adjusted EBITDA to financial net income is as follows (dollars in thousands):

	Three Months Ended September 30,
	2017	2017	2017	2016
	PA Mining Operations Division	Other	Total Company	Total Company
Net Income	$21,011	$(12,493)	$8,518	$249
Plus:
Income Tax Expense	—	3,770	3,770	4,436
Interest Expense	2,164	1,698	3,862	3,481
Depreciation, Depletion and Amortization	41,638	5,015	46,653	49,850

EBITDA	64,813	(2,010)	62,803	58,016

Stock/Unit Based Compensation	5,882	427	6,309	2,977

Adjusted EBITDA	$70,695	$(1,583)	$69,112	$60,993
Less: EBITDA Attributable to Noncontrolling Interest	7,065	—	7,065	8,812

Adjusted EBITDA Attributable to CONSOL Energy Shareholder	$63,630	$(1,583)	$62,047	$52,181

CONSOL ENERGY INC.

COMBINED BALANCE SHEETS

(Dollars in Thousands)

	(Unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,697	$13,311
Trade Accounts Receivable	100,992	95,707
Other Receivables	13,313	23,320
Other Receivables - Related Party	—	34
Inventories	52,004	50,161
Prepaid Expenses	21,859	17,601

Total Current Assets	191,865	200,134
Property, Plant and Equipment:
Property, Plant and Equipment	4,604,067	4,593,395
Less—Accumulated Depreciation, Depletion and Amortization	2,508,143	2,413,125

Total Property, Plant and Equipment—Net	2,095,924	2,180,270
Other Assets:
Deferred Tax Asset	189,380	184,579
Other Assets	111,360	122,451

Total Other Assets	300,740	307,030

TOTAL ASSETS	$2,588,529	$2,687,434

CONSOL ENERGY INC.

COMBINED BALANCE SHEETS

Continued

(Dollars in Thousands)

	(Unaudited)
	September 30, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$90,245	$82,897
Current Portion of Long-Term Debt	3,520	4,076
Other Accrued Liabilities	269,045	292,121

Total Current Liabilities	362,810	379,094
Long-Term Debt:
Long-Term Debt	289,602	301,827
Capital Lease Obligations	9,427	11,812

Total Long-Term Debt	299,029	313,639
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	649,565	659,474
Pneumoconiosis Benefits	106,837	108,073
Workers’ Compensation	64,866	65,932
Asset Retirement Obligations	198,625	246,279
Salary Retirement	67,464	99,872
Other	42,367	14,947

Total Deferred Credits and Other Liabilities	1,129,724	1,194,577

TOTAL LIABILITIES	1,791,563	1,887,310

Equity:
Parent Net Investment	1,047,736	1,057,694
Accumulated Other Comprehensive Loss	(390,174)	(400,063)

Total Parent Net Investment and Other Comprehensive Loss	657,562	657,631
Noncontrolling Interest	139,404	142,493

TOTAL EQUITY	796,966	800,124

TOTAL LIABILITIES AND EQUITY	$2,588,529	$2,687,434

CONSOL ENERGY INC.

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net Income	$8,518	$249	$107,209	$23,034
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	46,653	49,850	124,914	127,826
Loss (Gain) on Sale of Assets	513	(194)	(13,024)	(4,099)
Stock/Unit Based Compensation	6,309	2,977	15,074	8,341
Deferred Income Taxes	6,969	(48,305)	(4,801)	6,820
Changes in Operating Assets:
Accounts and Notes Receivable	10,238	2,655	5,489	(5,254)
Inventories	8,282	(1,794)	(1,843)	2,444
Prepaid Expenses	(9,495)	(5,792)	(4,258)	3,852
Changes in Other Assets	(6,058)	5,422	4,567	(11,666)
Changes in Operating Liabilities:
Accounts Payable	24,741	20,097	8,341	1,851
Other Operating Liabilities	(14,348)	5,754	(23,076)	8,230
Changes in Other Liabilities	(13,289)	42,813	(48,136)	4,979
Other	(1,409)	(2,880)	1,195	(436)

Net Cash Provided by Operating Activities	67,624	70,852	171,651	165,922

Cash Flows from Investing Activities:
Capital Expenditures	(27,781)	(15,455)	(51,010)	(42,661)
Proceeds from Sales of Assets	936	441	17,921	5,026

Net Cash Used in Investing Activities	(26,845)	(15,014)	(33,089)	(37,635)

Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(930)	(150)	(2,920)	(297)
Net (Payments on) Proceeds from Revolver	(2,000)	10,000	(13,000)	23,000
Distributions to Noncontrolling Interest	(5,468)	(5,416)	(16,403)	(16,241)
Parent Net Investment	(35,222)	(62,913)	(114,844)	(134,979)
Tax Cost from Unit-Based Compensation	(201)	—	(1,009)	—

Net Cash Used in Financing Activities	(43,821)	(58,479)	(148,176)	(128,517)

Net Decrease in Cash	(3,042)	(2,641)	(9,614)	(230)
Cash at Beginning of Period	6,739	9,050	13,311	6,639

Cash at End of Period	$3,697	$6,409	$3,697	$6,409